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                              ARTICLES OF AMENDMENT
                               TO THE ARTICLES OF
                                INCORPORATION OF
                               PACE CONCERTS, INC.


      Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned, being an officer of PACE CONCERTS, INC. ("Corporation") executes the following Articles of Amendment to the Corporation's Articles of Incorporation on behalf of said corporation.

      1. The name of the Corporation is PACE CONCERTS, INC.

      2. Article One of the Articles of Incorporation of the Corporation which has heretofore read as follows:

            "The name of the corporation is PACE CONCERTS, INC."

is hereby amended so as to read as follows:

            "The name of the corporation is SM/PACE, INC."

      3. The above amendment was adopted by unanimous consent of the shareholders effective as of June 15, 1991.

      4. As of the date of the adoption of the above amendment, 1,000 shares of the corporation were outstanding and entitled to vote on the above amendment.

      5. 1,000 shares voted for adoption of the above amendment and 0 shares voted against adoption of the above amendment.

      Dated effective as of June 30, 1991.

                                         PACE CONCERTS, INC.


                                         By: /s/ Jeffry B. Lewis
                                             --------------------------
                                             Name: Jeffry B. Lewis
                                             Title: Secretary